CITIGROUP DIVERSIFIED FUTURES FUND L.P.

Supplement

dated December 2, 2004 to the

Prospectus and Disclosure Document

dated October 7, 2004

THE COMMODITY BROKER AND SELLING AGENT (page 97)

Litigation (page 98)

NASD Settlement (page 103)

In November 2004, Citigroup Global Markets entered into a final agreement with the NASD to resolve the NASD’s investigation into certain of its selling practices. Without admitting or denying any allegations or findings, Citigroup Global Markets accepted certain factual findings by the NASD that it (i) sold units in the Fund and one other managed futures fund to 45 customers for whom the investment was not suitable, (ii) failed to maintain records disclosing the basis upon which its investor suitability determinations were made and (iii) failed to adequately disclose the risks of investing in managed futures products on its website. Citigroup Global Markets consented to a censure and a fine of $275,000 and offered to redeem the investment of the customers for whom investment in the Fund and the other managed futures fund was found not suitable.